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ALTERA CORPORATION

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Commencing on or about April 21, 2011, Altera Corporation sent the following communication to certain of its stockholders:

At our 2011 Annual Meeting of Stockholders, our stockholders will vote on a proposal (Proposal Five) to amend our Certificate of Incorporation (the “Certificate”) to add a new article designating the Court of Chancery of the State of Delaware (“Delaware Court”) as the sole and exclusive forum for certain legal actions unless otherwise permitted by the Board of Directors. Because we strongly believe this amendment to our Certificate is beneficial to the Company and our stockholders, we wanted to explain the reasons why our Board of Directors is recommending in favor of Proposal Five and to urge you to vote for this proposal.

We believe that the Company and our stockholders will benefit from having disputes resolved by the Delaware Court because it will reduce litigation expenses, provide greater certainty to the Board of Directors in making decisions under Delaware law, and encourage the expeditious and efficient resolution of claims against the Company.

This proposal would require that certain claims against the Company or any of its directors, officers, or other employees that require application of the Delaware General Corporation Law be brought in the Delaware Court. Because the Delaware Courts have the greatest expertise in interpreting Delaware law, the proposed amendment would provide more assurance of a consistent application of Delaware statutory and case law and more certainty with respect to the outcome of litigation.

The amendment would also assist in decreasing litigation costs and the risk of inconsistent judgments by prohibiting multiple lawsuits from being filed in multiple jurisdictions regarding the same subject matter. In addition, the Delaware Court offers streamlined processes and procedures, which can provide relatively quick decisions and reduce the costs of engaging in extended litigation.

The amendment would also decrease the possibility of unnecessary forum shopping, which can greatly increase litigation costs and undermine the orderly resolution of claims. For example, in the In re Altera Corporation Derivative Litigation, the plaintiff threatened to enforce an inspection demand in Delaware despite the fact that the parties had been litigating for four years in California and the California court had already ruled on plaintiff’s California inspection demand.

Under the proposed amendment, our Board of Directors would still have the authority to consent to a non-Delaware forum, including under those circumstances where the Board believes that an alternate forum has demonstrated the same expertise in dealing with corporate disputes as the Delaware Court or the interests of our stockholders are otherwise best served by permitting such a dispute to proceed in a forum other than the Delaware Court. Because we have a demonstrated commitment to corporate governance best practices, our Board of Directors will exercise its authority to consent to a non-Delaware forum in a manner that is in the best interests of our stockholders.

We appreciate your consideration and urge you to vote “For” Proposal Five. Please let me know if you have any questions.